Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”) is made as of the 9th Day of June, 2021 between Axcella Health Inc., a Delaware corporation (the “Company”), and Virginia R. Dean (the “Executive”).
WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions contained herein commencing on June 21, 2021, unless another date is agreed to by the parties. The Executive’s first day of employment shall be the “Effective Date” of this Agreement; and
WHEREAS, the Company provided the Executive with this Agreement, which is its formal offer of employment to the Executive, at least ten (10) business days before the Effective Date. The Executive has the right to consult with counsel prior to signing this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1.Employment.
(a)Term. The Company shall employ the Executive and the Executive shall be employed by the Company pursuant to this Agreement commencing as of the Effective Date and continuing until such employment is terminated in accordance with the provisions hereof (the “Term”). The Executive’s employment with the Company shall be “at will,” meaning that the Executive’s employment may be terminated by the Company or the Executive at any time and for any reason subject to the terms of this Agreement.
(b)Position and Duties. During the Term, the Executive shall serve as the Chief People Officer of the Company and shall have the powers, duties, and authority typically associated and commensurate with such position and such other powers and duties as may from time to time be prescribed by the Chief Executive Officer of the Company (the “CEO”). The Executive shall devote full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board of Directors of the Company (the “Board”), or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not interfere with the Executive’s performance of duties to the Company.
2.Compensation and Related Matters.
(a)Base Salary. During the Term, the Executive’s initial annual base salary shall be paid at the rate of $345,000 per year. The Executive’s base salary shall be reviewed annually by the Board or the Compensation Committee of the Board (the “Compensation Committee”). The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.
(b)Incentive Compensation. During the Term, the Executive shall be eligible to receive cash incentive compensation as determined by the Board or the Compensation Committee in their sole discretion from time to time. The Executive’s target annual incentive compensation shall be 40% percent of the Base Salary (the “Target Bonus”). Except as otherwise provided herein, to earn incentive compensation, the Executive must be employed by the Company on the day such incentive compensation is paid.

Exhibit 10.1
(c)Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executives.
(d)Other Benefits. During the Term, the Executive shall be eligible to participate in or receive benefits under the Company’s policies and employee benefit plans in effect from time to time, subject to the terms of such policies and plans and to the Company’s ability to amend, modify, replace or terminate such policies and plans, including with respect to paid time off.
(e)Equity. Subject to approval by the Board promptly on or about the Effective Date, the Company shall grant Executive an option to purchase 140,000 shares of the Company’s Common Stock (“Option Award”), par value $0.001 per share (“Shares”) with an exercise price per Share equal to the closing trading price per share of the Company’s common stock on the Nasdaq Global Market (“FMV”) on the date the grant is approved by the Board (“Grant Date”), such Option Award and Performance Option Awards conditioned on Executive’s execution of this Agreement, and subject to the terms of and contingent upon Executive’s execution of a stock option award agreement issued pursuant to and under the terms of the Axcella Health Inc. 2019 Stock Option and Incentive Plan, as amended from time to time (the “Stock Plan”). To the extent permitted by law and subject to Board approval, the Option Award and any Performance Option Award shall be granted in the form of an incentive stock option meeting the requirements of Section 422 of the Code except to the extent that Executive directs that the Option Award or any Performance Option Award be granted in whole or in part in the form of a non-qualified stock option. Subject to final approval by the Board, the Option Award shall vest 25% on the first anniversary of the Effective Date, and the remaining 75% of the Option Award shall thereafter vest in equal installments on a quarterly basis on the last day of each complete quarter over a period of three years following such first anniversary, provided that Executive remains employed by the Company on each vesting day.
(f)In the case of inconsistency between this Agreement, and the Stock Plan, the provisions of the Stock Plan shall govern; in the case of inconsistency between this Agreement and any stock option award agreement, the provisions of the stock option agreement shall govern.
(g)Remote Working; Lodging. Executive will be expected to work at Axcella’s office located in Cambridge, Massachusetts and may work remotely at times with the approval of the CEO, which approval shall be at the CEO’s sole discretion, subject to any applicable laws and regulations, and any Axcella policies with respect to remote working then in effect. From time to time, situations may require that Executive may stay overnight in lodging near Axcella’s office to enable her to perform her work obligations, as agreed with the CEO, and the Company will reimburse Executive for approved overnight lodging up to $600 per week. Note that depending on the circumstances, such reimbursement may be deemed ordinary income to the Executive.
(h)Withholding; Tax Effect. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
3.Termination. During the Term, the Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

Exhibit 10.1
(a)Death. The Executive’s employment hereunder shall terminate upon her death.
(b)Disability. The Company may terminate the Executive’s employment if she is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq. :
(c)Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of her duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if she were retained in her position; (iii) willful or negligent failure to perform a material responsibility (other than by reason of the Executive’s physical or mental illness, incapacity or disability) as reasonably determined in good faith by the CEO, which has continued for not less than 30 days following written notice from the CEO that identifies the unsatisfactory performance; (iv) a breach by the Executive of any of the provisions contained in the Restrictive Covenants Agreement (as defined below); (v) a material violation by the Executive of the Company’s written employment policies; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or after receipt of a legal notice to preserve documents or other materials or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation or after receipt of a legal notice to preserve documents or other materials.
(d)Termination without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

Exhibit 10.1
(e)Termination by the Executive. The Executive may terminate her employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company (relocation of the Company’s office that results in an increase in Executive’s one-way driving distance by more than 50 miles from Executive’s then current principal residence is deemed to be a material change); or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” event has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason event within 60 days of the first occurrence of such event; (iii) the Executive reasonably cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the event; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.
(f)Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.
(g)Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by her death, the date of her death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) other than for Good Reason, 30 days after the date on which a Notice of Termination is given unless the Company agrees to a shorter time period at the Executive’s request, in which case the last sentence of this Section 3(g) shall not apply, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement; provided, however, the Company shall continue to provide Executive with the compensation and benefits under Section 2 above and Executive shall continue to vest under any existing option agreement or other stock-based award agreement through the Date of Termination specified in the Notice of Termination as if Executive had remained employed and the Company had not unilaterally accelerated the Date of Termination.

Exhibit 10.1
4.Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to her authorized representative or estate) (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of this Agreement) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination; and (ii) any vested benefits the Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Benefit”).
5.Termination by the Company without Cause or by the Executive for Good Reason. During the Term, if the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates her employment for Good Reason as provided in Section 3(e), then the Company shall pay the Executive the Accrued Benefit. In addition, subject to the Executive (i) signing a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims in favor of the Company and related persons and entities, a reaffirmation of the Executive’s post-employment obligations as set forth in this Agreement, and in the Company’s sole discretion, a one year noncompetition agreement that includes restrictions no more extensive than the restrictions in Section 8(c) of the Restrictive Covenants Agreement, and shall provide that, if the Executive breaches any of the post-employment obligations, all payment of the Severance Amount shall immediately cease (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination:
(a)the Company shall pay the Executive an amount equal to nine (9) months of the Executive’s Base Salary (the “Severance Amount”), provided in the event the Executive is entitled to any payments pursuant to the Restrictive Covenants Agreement, the Severance Amount received in any calendar year will be reduced by the amount the Executive is paid in the same such calendar year pursuant to the Restrictive Covenants Agreement (the “Restrictive Covenants Agreement Setoff”); and
(b)subject to the Executive’s copayment of premium amounts at the active employees’ rate and the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the nine (9) month anniversary of the Date of Termination; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company will convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA.

Exhibit 10.1
(c)The amounts payable under Section 5(a) shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 9 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).
(d)Notwithstanding anything to the contrary contained in this Agreement, the Separation Agreement and Release (i) shall not contain any terms or conditions that lessen the rights and benefits to which Executive is entitled under this Agreement, any applicable option agreement or other stock-based award agreement or the Stock Plan or increase Employee’s obligations under Section 8 of the Restrictive Covenants Agreement and (ii) shall provide that the following claims are excluded from the Release: (a) any claims or rights which cannot be waived by law, including Executive’s right to accrued and unused vacation pay; (b) any claims for the payments and benefits due under this Agreement or claims to enforce rights that accrue under this Agreement following termination of employment; (c) any claims or rights to any vested benefits or vested rights that Executive may have under any employee benefit, retirement, pension or equity plans; (d) non-termination related claims under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.), as amended; (e) any rights and/or claims under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to elect continued group health plan coverage; (f) claims for reimbursement of approved business expenses incurred prior to the Date of Termination; (g) rights, if any, to defense and indemnification from the Company or its insurers for actions taken by Executive in the course and scope of Executive’s employment with the Company, including, without limitation, rights of defense and indemnification under the Company’s articles of incorporation or bylaws, as a matter of law or under any directors and officers insurance policies or indemnification agreement; (h) any right Executive may have at law to obtain contribution as permitted by law in the event of entry of judgment against Executive as a result of any act or failure to act for which Executive and the Company or its past, present and future trustees, officers, agents, administrators, representatives, employees, affiliates, or insurers are held jointly liable; or (i) any rights and/or claims Executive may have as a shareholder of the Company.
6.Change in Control Payment. The provisions of this Section 6 set forth certain terms of an agreement reached between the Executive and the Company regarding the Executive’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance the Executive’s continued attention and dedication to her assigned duties and her objectivity during the pendency and after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 5 regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 12 months after the occurrence of the first event constituting a Change in Control (the “Change in Control Period”). The provisions in this Section 6 shall terminate and be of no further force or effect beginning after the Change in Control Period has ended.
(a)Change in Control. During the Term, if during the Change in Control Period, the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d) or the Executive terminates her employment for Good Reason as provided in Section 3(e), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, during the time frame set forth in the Separation Agreement and Release but in no event more than 60 days after the Date of Termination:

Exhibit 10.1
(i)the Company shall pay the Executive a lump sum in cash in an amount equal to 1 times the sum of (A) the Executive’s then current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) the Executive’s Target Bonus for the then-current year (the “Change in Control Payment”), provided the Change in Control Payment shall be reduced by the amount of the Restrictive Covenants Agreement Setoff, if applicable, paid or to be paid in the same calendar year; and
(ii)notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all time-based stock options and other stock-based awards subject to time-based vesting held by the Executive (the “Time-Based Equity Awards”) shall immediately accelerate and become fully exercisable or non-forfeitable as of the later of (i) the Date of Termination or (ii) the Effective Date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the Effective Date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth herein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date; and
(iii)subject to the Executive’s copayment of premium amounts at the active employees’ rate and the Executive’s proper election to receive benefits under COBRA, the Company shall pay the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the twelve (12) month anniversary of the Date of Termination; (B) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s continuation rights under COBRA; provided, however, if the Company determines that it cannot pay such amounts without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company will convert such payments to payroll payments directly to the Executive for the time period specified above. Such payments shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates. For the avoidance of doubt, the taxable payments described above may be used for any purpose, including, but not limited to, continuation coverage under COBRA.
(iv)The amounts payable under this Section 6(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

Exhibit 10.1
(b)Additional Limitation.
(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).
(ii)For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
(iii)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected and paid by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
(c)Definitions. For purposes of this Section 6, the following terms shall have the following meanings:
“Change in Control” shall have the meaning of “Sale Event” as defined in the Stock Plan or any successor plan.

Exhibit 10.1
7.Section 409A.
(a)Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with the original schedule.
(b)All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided, or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
(c)To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
(d)The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
(e)The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

Exhibit 10.1
8.Restrictive Covenants Agreement. As a condition of employment, the Executive is required to enter into the Employee Confidentiality, Assignment, Nonsolicitation and Noncompetition Agreement attached hereto as Exhibit A (the “Restrictive Covenants Agreement”). The Executive acknowledges and agrees that the Executive received the Restrictive Covenants Agreement with this Agreement and at least ten (10) business days before the commencement of the Executive’s employment.
9.Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall reasonably cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall reimburse the Executive for any reasonable outofpocket expenses including reasonable attorney’s fees incurred by Executive in connection with the Executive’s performance of obligations pursuant to this Section 9.
10.Survival. The provisions of this Agreement shall survive the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.
11.Waiver. No waiver of any of Executive’s obligations under this Agreement shall be effective unless made in writing by the Company. The failure of the Company to require Executive’s performance of any term or obligation of this Agreement, or the waiver of any breach of this Agreement, shall not prevent the Company’s subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
12.Severability. In case any provisions (or portions thereof) contained in this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
13.Choice of Law and Jurisdiction. This Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts, and will in all respects be interpreted, enforced, and governed under the laws of the Commonwealth of Massachusetts. Executive hereby consents to personal jurisdiction of the state and federal courts situated within Massachusetts for purposes of enforcing this Agreement, and waives any objection that Executive might have to personal jurisdiction or venue in those courts. ANY ACTION, DEMAND, CLAIM OR COUNTERCLAIM ARISING UNDER OR RELATING TO THIS AGREEMENT OR THE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, INCLUDING WITHOUT LIMITATION ANY CLAIMS OF DISCRIMINATION ARISING UNDER STATE OR FEDERAL LAW, WILL BE RESOLVED BY A JUDGE ALONE AND EACH OF THE COMPANY AND THE EXECUTIVE WAIVES ANY RIGHT TO A JURY TRIAL THEREOF.

Exhibit 10.1
14.Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after her termination of employment but prior to the completion by the Company of all payments due them under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to her death (or to her estate, if the Executive fails to make such designation).
15.Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.
16.Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.
17.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document. Delivery of an executed counterpart’s signature page of this Agreement, by facsimile, electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.
18.Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise. Plural pronouns shall be considered as including singular pronouns, male and female, unless the context clearly indicates otherwise.
19.Entire Agreement; Amendment. This Agreement, the Restrictive Covenants Agreement, any applicable option agreement or other stock-based award agreement and the Stock Plan constitute the entire agreement between the Company and Executive with respect to the subject matter hereof, and supersede all prior agreements or understandings, both written and oral, between the Company and Executive with respect to the subject matter hereof, but does not in any way merge with or supersede any other confidentiality, assignment of inventions or other restrictive covenant agreement or obligation entered into by the Company and Executive, which agreements and obligations shall supplement, and shall not limit or be limited by, this Agreement. This Agreement may be amended only in a written agreement executed by a duly authorized officer of the Company and Executive.
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Exhibit 10.1
IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

AXCELLA HEALTH INC.

By:	/s/ William R. Hinshaw, Jr.
William R. Hinshaw, Jr.
Its:	President, Chief Executive Officer and Director

EXECUTIVE

By:	/s/ Virginia Dean
Virginia Dean